Exhibit 10.1

Chembio Diagnostics, Inc.
555 Wireless Blvd.
Hauppauge, New York 11788

January 17, 2020

Ms. Gail S. Page
4231 Westlake Drive
Austin, Texas 78746

Dear Gail:

On behalf of Chembio Diagnostics, Inc. (the “Company”), I am pleased to provide you with this letter agreement (this “Agreement”) setting forth the principal terms of the compensation package to be provided to you by the Company for your services as Interim Chief Executive Officer of the Company (“Interim CEO”), which appointment was effective as of January 7, 2020 and will continue through the period set forth in Section 2 (the “Term”).

1.
Duties. During the Term, you will have all of the duties, responsibilities and authority commensurate with the position of Chief Executive Officer, including such duties, responsibilities and authority as may from time to time be assigned to you by the Company’s Board of Directors (the “Board”). You agree to serve the Company faithfully, diligently and competently, and to devote your full working time, energy and skill to the Company’s business. Notwithstanding the foregoing, you will be permitted to:

(a)	continue to serve as a member of the public or private company boards of directors on which you currently serve; and

(b)	serve in any capacity with any professional, educational, philanthropic, public interest, charitable or community organization;

provided that such activities do not at the time the activity or activities commence or thereafter (i) create an actual or potential business or fiduciary conflict of interest or (ii) individually or in the aggregate, interfere materially with the performance of your duties to the Company.

You will continue as a member of the Board, and we anticipate you will be nominated by the Board for re-election to the Board at the Company’s 2020 Annual Meeting of Stockholders. However, you will not be eligible to receive any cash retainers for your continued service on the Board or any non‑employee director equity grants or other director compensation during the Term. (Notwithstanding the foregoing, none of your employment with the Company as Interim CEO, your provision of transition services in accordance with Section 5, or any other term of this Agreement will interfere with the vesting of previously issued non-employee director equity awards.) During the Term, you may not serve on any of the standing committees of the Board for which members are required to be “independent” within the meaning of the rules and regulations of the Securities and Exchange Commission or The Nasdaq Stock Market (that is, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee). After the Term ends, your service as a member of any Board committee will be determined by the Board, subject to compliance with the applicable rules and regulations of the Securities and Exchange Commission and The Nasdaq Stock Market.

2.	Term. The Term will continue until the effective date of the appointment of a permanent CEO, unless earlier terminated by a vote of the majority of independent directors.

3.	Compensation.

(a)
Base Salary. The Company will pay you a base salary at an annualized rate of $460,000 for your services during the Term, less applicable withholdings for taxes, payable in accordance with the Company’s customary payroll practices from time to time in effect.

(b)
Equity Award. In connection with your services as Interim CEO, the Company has delivered to you a Notice of Grant of Restricted Stock Award, dated as of January 17, 2020, with respect to a total of 30,864 shares of restricted common stock of the Company, which will vest as set forth therein.

(c)
Reimbursements. The Company will reimburse you on a tax-neutral basis for all reasonable out‑of-pocket business, entertainment and travel expenses in connection with the performance of your duties under this Agreement (including travel to the Company’s headquarters in New York) that are incurred and submitted in accordance with the Company’s expense reimbursement policy from time to time in effect or with other guidelines approved by, or other approval of, a majority of the disinterested directors.

(d)
Benefits. During the Term you will be entitled to participate in such privileges and in such insurance and other benefit programs (other than the Company’s long-term incentive programs) as are generally made available to the Company’s senior executives, to the extent you meet the eligibility requirements for such privileges and programs.

4.
At-Will Employment. Your employment with the Company will be “at-will” and may be terminated by you or the Company (in accordance with Section 2) at any time with or without notice for any (or no) reason. You will not have any contractual right to severance benefits in connection with any termination of your service as Interim CEO, except as may be otherwise determined by the Board (or its Compensation Committee) in its sole discretion.

5.	Transition Period.

(a)
Transition Services. You agree that you will make yourself reasonably available to consult with representatives of the Company on transition matters for a period of sixty calendar days following the end of the Term (the “Transition Period”).

(b)	Compensation. The Company will pay you transition service fees at an annualized rate of $460,000 for your services during the Transition Period.

(c)	Reimbursements. For clarity, the Company confirms that the provisions of Section 3(c) will continue to apply throughout the Transition Period.

6.	Confidential Information and Company Records.

(a)
Confidentiality. During the Term and the Transition Period, and continuing thereafter, you agree that you will not, whether alone or in association with any other person, directly or indirectly, knowingly divulge, furnish or make accessible to any third person or organization other than in the regular course of the Company’s business any confidential information concerning the Company or its subsidiaries or its or their business, including confidential methods of operation and organization, confidential sources of supply and customer or other mailing lists.

(b)
Records. All records, files, documents and the like, or abstracts, summaries or copies thereof, relating to the business of the Company or the business of any subsidiary or affiliated companies, which the Company or you prepare or use or come into contact with, will remain the sole property of the Company or the affiliated or subsidiary company, as the case may be, and will be promptly returned upon termination of the Transition Period or at such earlier time as may be requested by the Board.

(c)
Enforcement. The provisions of this Section 6 shall survive the end of the Term and the end of the Transition Period. You acknowledge that any remedy at law for a breach or threatened breach of any of the provisions of this Section 6 may be inadequate and that accordingly the Company shall be entitled to an injunction or specific performance or any other mode of equitable relief without the necessity of showing any actual damage, posting a bond or furnishing other security.

7.
Company Policies. You will be bound by and comply fully with the Company’s standard confidentiality agreement (a form of which was been provided to you), insider trading policy, code of business conduct and ethics, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time to the extent the same are not inconsistent with this Agreement.

8.
Indemnification. To the maximum extent permitted by law, you will be indemnified under the Company’s Articles of Incorporation and Bylaws while serving as Interim CEO, and you will continue to be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time.

9.	Miscellaneous.

(a)
Notices. Notices under this Agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address that you have most recently communicated to the Company in writing. Notices to the Company will be addressed to the Chair of the Board at the Company’s corporate headquarters. Either party hereto may change its address for the purpose of this Section 9(a) by written notice similarly given.

(b)
Successors. This Agreement is binding on and may be enforced by the Company and its successors and permitted assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this Agreement and shall be the only permitted assignee.

(c)	Waiver. No provision of this Agreement may be modified or waived except in writing signed by you and a duly authorized officer of the Company.

(d)
Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect, nor shall the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

(e)
Survival. The provisions of this Agreement shall survive the termination of your employment for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.

(f)
Entire Agreement. This Agreement, together with the Notice of Grant of Restricted Stock Award referenced in Section 3(b), constitute the entire understanding and agreement you and between the Company regarding your service as Interim CEO and your transition services during the Transition Period. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between you and the Company relating to such service and transition services.

(g)
Modifications. This Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by both you and a majority of the disinterested directors of the Company.

(h)	Interpretation. For purposes of this Agreement:

(i)	headings used in this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement;

(ii)	the word “including” as used in this Agreement shall not be construed so as to exclude any other thing not referred to or described; and

(iii)	this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(i)
Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

If the foregoing correctly sets forth your understanding of our agreement, please so indicate by signing and returning to us a copy of this Agreement.

Chembio Diagnostics, Inc.

By:	/s/ Neil A. Goldman
Executive Vice President and Chief Financial Officer

Accepted and agreed:

Gail S. Page

/s/ Gail S. Page